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First Niagara
Financial Group, Inc.

                First Niagara Names John R. Koelmel President and
                     Chief Operating Officer and Acting CEO

   Paul J. Kolkmeyer Leaves Position as President and Chief Executive Officer
                   and Resigns as a Director of First Niagara

LOCKPORT, N.Y., December 8, 2006 -- First Niagara Financial Group, Inc. (NASDAQ:
FNFG), the holding company for First Niagara Bank, announced today that its Board of Directors elected John R. Koelmel as President and Chief Operating Officer and Acting Chief Executive Officer. Paul J. Kolkmeyer, who served as First Niagara's President and Chief Executive Officer since December 2003, has left this position and has resigned from the Board of Directors of the Bank and the Company.

Mr. Koelmel joined First Niagara as Executive Vice President and Chief Financial Officer in January 2004. Prior to joining First Niagara, he served as Chief Administrative Officer of Financial Institutions, Inc. following a 26 year career at KPMG LLP, where he served many banking and financial services clients. Mr. Koelmel also served as Managing Partner of the KPMG Buffalo office with additional administrative responsibility for KPMG's other Upstate New York offices in Rochester, Syracuse and Albany. A CPA, Mr. Koelmel earned a bachelor's degree in economics and accounting from College of the Holy Cross.

"First Niagara's Board of Directors has a very strong commitment to continue building the Company, strengthening financial performance and increasing shareholder value," said Robert G. Weber, Chairman of the Board. "Based on differences in management style and the approach to accomplishing these objectives, we concluded that the time was right for a change in leadership at the CEO level.

"The Board of Directors and I greatly appreciate Paul's tireless efforts to build First Niagara's business throughout his tenure as CEO. During this period, First Niagara doubled in size, becoming one of the leading community banks in Upstate New York with more than $8 billion in assets, over $5.5 billion in deposits and 120 branch locations."

Weber added, "In his three years as First Niagara's Executive Vice President and Chief Financial Officer, John has demonstrated a high level of effectiveness in leading our financial operations in a challenging business environment, as well as his ability to work cohesively with the First Niagara executive team to accomplish business, strategic and financial objectives. We believe John is the best person to lead First Niagara going forward based on his capabilities and the support he has from the very strong management team already in place in all of our business units and corporate functions. Accordingly, the Board of Directors is not engaging in a search at this time. We look forward to the future growth and successes we expect they will accomplish for the benefit of First Niagara's shareholders."

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FNFG
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Profile -- First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.6 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 120 branches and several financial services subsidiaries across New York State.

Officer Contact
---------------
Leslie G. Garrity.....     Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com